Exhibit 99.1

Webster Sets Date for Virtual Annual Shareholders Meeting

STAMFORD, Conn., February 18, 2022 - Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A. and its HSA Bank division, announced today that its board of directors has scheduled the corporation’s 2022 annual meeting of shareholders at 4:00 p.m. EDT, April 28, 2022 in a virtual-only format via the internet. The record date for shareholders to vote at the meeting is March 3, 2022.

The company’s proxy statement will include additional information regarding how shareholders may access and participate in the virtual annual meeting.

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About Webster Financial Corporation
Webster Financial Corporation (NYSE: WBS) is the holding company for Webster Bank, National Association and its HSA Bank division. Webster is a leading commercial bank in the Northeast that provides a wide range of financial solutions across three differentiated lines of business: Commercial Banking, Consumer Banking, and its HSA Bank division, one of the country’s largest providers of employee benefits solutions. Headquartered in Stamford, CT, Webster is a values-guided organization with more than $65 billion in assets. Its core footprint spans the northeastern U.S. from New York to Massachusetts, with certain businesses operating in extended geographies. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.

Media Contact:
Alice Ferreira, 203-578-2610
acferreira@websterbank.com

Investor Contact:
Emlen Harmon, 212-309-7646
eharmon@websterbank.com